UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2020

NewAge, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-38014	27-2432263
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2420 17th Street, Suite 220, Denver, CO 80202

(Address of principal executive offices) (Zip Code)

(303) 566-3030
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NBEV	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 24, 2020 (the “Closing Date”), NewAge, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), by and between the Company and Zachert Private Equity GmbH (the “Buyer”), pursuant to which the Company sold all of the membership interests in its subsidiary, Brands Within Reach, LLC (“BWR”), to the Buyer, subject to the terms and conditions set forth therein (the “BWR Sale”). BWR’s assets include licensed brands, including Nestea, Volvic, evian, illy, Kusmi Tea, Saint Geron and Found; owned brands, including Xing, búcha, Aspen Pure and CoCo Libre; and the machinery, equipment and other assets necessary for the distribution of such brands.

On the Closing Date, BWR issued to the Company (i) a promissory note in the aggregate amount of $2.5 million that bears an interest rate of 10% and matures three years from the Closing Date and (ii) a promissory note in the aggregate amount of approximately $3.3 million related to inventory of BWR that was pre-paid by the Company that bears no interest and matures nine months from the Closing Date. Pursuant to the terms of the Purchase Agreement, the Company made a cash disbursement to the Buyer of approximately $660,000 and issued 691,953 shares of the Company’s common stock having a value of $1,250,000, using a five day VWAP, to the Buyer. Under the terms of the BWR Sale, on the third anniversary of the Closing Date, the Company has the right to purchase 10% of the membership interests of BWR for $2,500,000. The Company agreed to certain non-competition and non-solicitation provisions for a period of three years beginning on the Closing Date. The Company has agreed to retain certain liabilities of BWR, which are specified in the Purchase Agreement, after the closing of the BWR Sale. The Purchase Agreement contains customary representations, warranties, covenants and indemnities by the parties to such agreement.

In connection with the BWR Sale, the Company entered into a Distributor Agreement with BWR, pursuant to which BWR appointed the Company as its exclusive distributor of certain beverage products in Colorado and Wyoming. In addition, the Company and BWR entered into a Transition Services Agreement, under which the Company agreed to provide certain transitional services to BWR until December 31, 2020, unless such services are terminated earlier in accordance with the agreement.

This summary of the Purchase Agreement in this Current Report on Form 8-K is qualified by reference to the full text of the Purchase Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 29, 2020, the Company issued a press release announcing the BWR Sale. A copy of the press release is furnished as Exhibit 99.1 of this report.

The information under Item 7.01 and in Exhibit 99.1 of this report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information under Item 7.01 and in Exhibit 99.1 of this report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1*	Membership Interest Purchase Agreement, dated as of September 24, 2020, by and between NewAge, Inc. and Zachert Private Equity GmbH.

99.1	Press release, dated September 29, 2020

* Schedules and some exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any of the omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewAge, Inc.

Date: September 29, 2020	By:	/s/ Gregory A. Gould
Gregory A. Gould
Chief Financial Officer